MOMENTOUS ENTERTAINMENT GROUP AGREES WITH ALL POINTS TO CLOSE ON GERMAN SOCIAL NETWORKS STUDIVZ AND MEINVZ ACQUISITION

Transaction set to Close on January 2, 2017

LAS VEGAS, NEVADA, December 20, 2016 – Momentous Entertainment Group, Inc. (“Momentous”) (OTCBB:MMEG), a diversified media company with a focus on technology that creates, produces and distributes quality content across various media platforms, announced today that it has negotiated all points of the acquisition documents with the sellers of Poolworks and Momentous has set the closing date at January 2, 2017 on advice of its auditing firm, ThayerOneal.

As previously stated in a press release issued on November 29th, Momentous executed a binding agreement to acquire Poolworks Germany Ltd (“Poolworks”), one of the largest social media companies in Europe with its social networks studiVZ and meinVZ, for $10 million in preferred stock.

The studiVZ platform was founded in 2005 in Berlin and received investment capital from Lukasz Gadowski, Georg von Holtzbrinck Publishing Group and the Samwer brothers. It was acquired along with meinVZ by Georg von Holtzbrinck Publishing Group in 2007 for 85 million euros and then by financiers Michael Pope and Adam Levin in 2012. Today, studiVZ and meinVZ have more than 10 million registered users and over 45 million page impressions per month, largely in the German-speaking countries of Germany, Switzerland and Austria.

It was also stated that Momentous is committed to enhancing and relaunching the web and mobile platforms to increase user engagement and retention, expand the video features with an OTT streaming service and adding e-commerce capabilities to attract a younger audience and more revenue. The executive team at Momentous is committed to maintaining a strong focus on information security for its users, something that competing German social networks continue to neglect.

As stated by Momentous’ CEO, Kurt Neubauer, “Even though we would have liked to close the transaction this year, I don’t see how taking a few extra days to close in early January 2017 is an issue and considering Microsoft’s anticipated purchase of LinkedIn valuated at $247 per user and FaceBook’s valuation of $200 per user(1); acquiring Poolworks for $1 per user affords the opportunity for substantial growth and makes the wait more acceptable.” Mr. Neubauer had also previously stated, “The Poolworks acquisition will bring the necessary asset value to Momentous to begin to consider the process of a possible uplisting to the NASDAQ or the New York Stock Exchange.

Mr. Neubauer also stated today, "It was brought to my attention that on December 19, 2016, Typenex Co-Investment LLC has issued an amended SC 13G stating they no longer hold an equity position in Momentous Entertainment Group, Inc.”

Footnote 1 - CNBC Article by Mark Fahey, 14 Jun 2016

http://www.cnbc.com/2016/06/14/microsoft-got-linkedin-users-at-a-discount.html

About Poolworks Germany Ltd.

Poolworks’ studiVZ and meinVZ record more than 10 million registered users between the ages of 16 and 59 and over 45 million page impressions per month. Established in Germany in 2005, Poolworks has evolved into a recognizable household name by developing new platforms, integrating content, and marketing social games. To learn more, visit Poolworks’ websites: www.studivz.net and www.meinvz.net.

About Momentous Entertainment Group (MMEG)

Momentous Entertainment Group, Inc. is a diversified media company with a focus on technology that creates, produces and distributes quality content across various media platforms. Momentous has a combined management experience of more than 100 years in entertainment, technology and marketing.

Please note the Company may use social media to communicate with the public. This communication may include information that could be deemed material information. As a result, the Company encourages interested parties to review the information that it posts on the following social media channels: Facebook (https://facebook.com/momentousent13), Twitter (https://twitter.com/momentousent13), and LinkedIn (https://www.linkedin.com/company/10623581).

To learn more, visit Momentous Entertainment Group’s websites: Products Site www.momentousent.com, Music Site www.momentousmusic.com, Music One Corp www.music1.biz and Poolworks’ www.studivz.net and www.meinvz.net.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management’s view of Momentous Entertainment Group Inc’s (MMEG) future expectations, plans and prospects. In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of MMEG to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents MMEG files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on MMEG’s future results. The forward-looking statements included in this press release are made only as of the date hereof. MMEG cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, MMEG undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by MMEG.

Contacts:

Tim Williams

800-314-8912

investors@momentousent.net